Exhibit 99.1

FOR IMMEDIATE RELEASE

MARVEL NAMES RETIRED ERNST & YOUNG PARTNER
LAURENCE N. CHARNEY TO ITS BOARD OF DIRECTORS

New York, New York – July 10, 2007 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, today announced that Laurence N. Charney, 60, has been appointed to Marvel’s Board of Directors.  Mr. Charney recently retired from his position as a Partner of Ernst & Young LLP, having served that firm for over thirty-five years.  The appointment, effective immediately, increases the size of Marvel’s Board to eight members, six of whom (including Mr. Charney) are independent.  Mr. Charney will serve on the Board’s Audit committee.

At Ernst & Young, Mr. Charney most recently served as the Americas Area Director of Conflict Management.  In that role he had oversight and responsibility in ensuring compliance with global and local conflict of interest policies for client and engagement acceptance across all service lines.  Mr. Charney previously served as an audit partner and was Marvel’s audit partner for its 1999 through 2003 audits.

Marvel’s Chairman, Morton Handel, commented, “We are delighted to welcome Larry to Marvel in this new capacity.  His remarkable career and solid business and financial background and skills are a valuable addition to Marvel’s Board.  In addition, Larry already has a deep understanding of the unique strengths of Marvel’s licensing-based business strategy which was formed while he served as our outside audit partner.”

Mr. Charney commented, “I am honored to join Marvel’s Board at this very exciting point in Marvel’s evolution as an entertainment company.  I have great admiration and respect for the Marvel team and its disciplined business model, and I am excited about my new role in helping steer the company’s course as it charts its way into an array of exciting new opportunities.”

Mr. Charney is a recognized and respected leader in a variety of business, professional, charitable and community organizations.  He recently completed a term as the Chairman of the Audit Committee of UJA - Federation of New York.

Mr. Charney graduated with a BBA degree from Hofstra University and completed the Executive MBA in Business program at Columbia University.

About Marvel Entertainment, Inc.
With a library of over 5,000 high-profile characters built over more than sixty years of comic book publishing, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies.  Marvel utilizes its character franchises in licensing, entertainment (via Marvel Studios), publishing (via Marvel Comics) and toys, with emphasis on feature films, home DVD, consumer products, video games, action figures and role-playing toys, television and promotions.  Marvel's strategy is to leverage its franchises in a growing array of opportunities around the world.  For more information visit www.marvel.com.

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Contact:
Company	Investor Relations
Matt Finick – SVP Corporate Development	David Collins, Richard Land
Marvel Entertainment, Inc.	Jaffoni & Collins
212/576-4035	212/835-8500
mfinick@Marvel.com	mvl@jcir.com